Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President — CEO	For Release
August 10, 2011
Company Press Release
Jeffersonville Bancorp Announces Second Quarter Earnings, Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., August 10, 2011 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today second quarter net income of $975,000 or $0.23 per share compared to $629,000 or $0.15 per share for the same quarter in 2010. The increase in quarterly net income was primarily due to a decrease in interest expense of $312,000, a decrease in provisions for loan losses of $400,000, a $212,000 increase in net loss on revaluation and sale of foreclosed real estate, and a decrease in non-interest expense of $264,000 partially offset by a decrease in total interest and dividend income of $287,000 and income tax expense of $183,000.
Earnings for the first six months of 2011 were $1,679,000, an increase of $259,000 or 18.2% compared to $1,420,000 for the same period in 2010.
A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the August 9, 2011 meeting of the Board of Directors. The dividend is payable on September 1, 2011 to stockholders of record at the close of business on August 22, 2011.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains twelve full service branches in Sullivan County, New York located in Bloomingburg, Eldred, Callicoon, Jeffersonville, Liberty, Livingston Manor, Monticello, Narrowsburg, Wal-Mart/Monticello, White Lake and Wurtsboro.